Exhibit 3.1 (ii)

BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201

(775) 684-5708

Website: www.nvsos.gov

	Filed in the office of	Document Number 201700479546-06
Certificate of Amendment	/s/ Barbara K. Cegavske	Filing Date and Time
(PURSUANT TO NRS 78.385 and 78.390)	Barbara K. Cegavske	11/13/2017 8:00 AM
	Secretary of State	Entity Number
	State of Nevada	C16051-1995

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of Corporation:

Omni Global Technologies Inc.

2. The articles have been amended as follows:

The name of the corporation has been amended from Omni Global Technologies Inc. to Blockchain Industries Inc.

The existing Article III should be deleted and replaced in its entirety with the following:

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:         1

4. Effective date and time of filing:      Date:                          Time:

5. Signature:

/s/ Olivia Funk

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

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Omni Global Technologies, Inc

53 Calle Palmeras, 8th Floor, San Juan Puerto Rico 00901

Board Resolution of Omni Global Technologies, Inc. Adopted On 11/8/2017

The undersigned, being all the directors of Omni Global Technologies, Inc., hereby sign the following amended resolutions:

RESOLVED THAT:

1. The name of the Company is hereby changed to Blockchain Industries, Inc.

______________________________

Olivia Funk, CEO, CFO & Sole Director

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SECRETARY OF STATE

STATE OF NEVADA

NEVADA STATE BUSINESS LICENSE

BLOCKCHAIN INDUSTRIES INC.

Nevada Business Identification # NV19951131477

Expiration Date: September 30, 2018

In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada.

Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on November 13, 2017

Barbara K. Cegavske

Barbara K. Cegavske
Secretary of State

You may verify this license at www.nvsos.gov under the Nevada Business Search.

License must be cancelled on or before its expiration date if business activity ceases. Failure to do so will result in late fees or penalties which by law cannot be waived.

Nevada State Business License Blockchain Industries Inc.

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